EXHIBIT 99.2

MASTER SERVICER COMPLIANCE CERTIFICATE

The Bank of New York Trust Company, N.A., as Indenture Trustee 2 North LaSalle Street, Suite 1020 Chicago, Illinois 60602	Education Funding Capital Trust – I c/o The Bank of New York Trust Company, N.A. as Co-Owner Trustee 2 North LaSalle Street, Suite 1020 Chicago, Illinois 60602

Pursuant to Sections 3.05(g) and 11.01 of the Indenture of Trust dated as of May 1, 2002, by and among Education Funding Capital Trust – I, The Bank of New York Trust Company, N.A. (as successor to Fifth Third Bank), as Indenture Trustee and Fifth Third Bank, as Eligible Lender Trustee, as amended (the “Indenture”), the undersigned hereby certifies that (i) a review of the activities of Education Lending Services, Inc., as Master Servicer (the “Master Servicer”) under the Servicing Agreement dated as of May 1, 2002, among Grad Partners, Inc. (now known as Education Lending Services, Inc.), Education Funding Capital Trust – I and Fifth Third Bank as Eligible Lender Trustee (the “Master Servicing Agreement”) for the period from January 1, 2003 through December 31, 2003 has been made under the supervision of the undersigned and (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Master Servicing Agreement throughout such period.

March 26, 2004	/s/ Perry D. Moore

Perry D. Moore
Executive Vice President – Finance (Education Lending Services, Inc.)